Exhibit 99.1

ARIAD Announces Long-Term Safety and Efficacy Data of Ponatinib from Phase 2 Pace Clinical Trial

SAN FRANCISCO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 8, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced long-term follow up from its pivotal Phase 2 trial of Iclusig® (ponatinib), its approved BCR-ABL inhibitor, in heavily pretreated patients with resistant or intolerant chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The study now shows that with a median follow-up of approximately 3 years for chronic-phase CML (CP-CML) patients in the trial, Iclusig continues to demonstrate anti-leukemic activity in patients with limited treatment options. Deep and durable responses have been maintained in CP-CML patients with 83 percent of CP-CML patients who achieved a response, estimated to remain in major cytogenetic response (MCyR) at three years.

Additionally, the rate of maintenance of response in CP-CML patients was high (greater than 90%) in patients who underwent Iclusig dose reductions. Long-term safety data confirm that careful benefit-risk evaluations should guide the decision to use and then maintain Iclusig therapy, particularly in patients who may be at increased risk for arterial thrombotic events.

The data were featured in a poster presentation on Sunday December 7, at the 56th Annual Meeting of the American Society of Hematology (ASH) taking place in San Francisco.

PACE Trial Update

The efficacy and safety of ponatinib in CML and Ph+ ALL patients resistant or intolerant to dasatinib or nilotinib, or with the T315I mutation, were evaluated in the pivotal Phase 2 PACE trial. A total of 449 patients were treated with ponatinib at a starting dose of 45 mg/day Ninety-three percent of patients treated in the PACE trial had failed two or more prior tyrosine kinase inhibitors (TKI), and 58 percent had failed three or more prior TKIs.

Updated data in CP-CML patients (n=270) from the ongoing trial indicate that with a median follow-up of 38.4 months (data as of October 6, 2014), 121 patients (45%) continue to receive ponatinib. Additional data in CP-CML patients include:

  55% of CP patients met the primary endpoint of MCyR by 12 months.
  83% of patients who responded are estimated to remain in MCyR at 3 years.
  39% of patients achieved a major molecular response (MMR) or better.
  By Kaplan-Meier analysis, progression-free survival at 3 years is estimated to be 61%.
  Overall survival at 3 years is estimated to be 82%.
  22% of CP patients experienced an arterial thrombotic serious adverse event (SAE), and 27 percent of CP-CML patients experienced any arterial thrombotic event, independent of severity or attribution of relationship to ponatinib. There was no increase in the exposure-adjusted incidence of newly occurring arterial thrombotic events with longer follow-up.
  4% of CP patients experienced a venous thrombotic SAE.
  The most common all-grade treatment-emergent adverse events in CP-CML were rash (46%), thrombocytopenia (45%), abdominal pain (45%), headache (43%), constipation (41%) and dry skin (41%); the discontinuation rate for adverse events was 17% in CP-CML.

“With a median follow-up of 3 years, there is no question that these are very meaningful responses in a refractory CML patient population. Responses such as this in a heavily pretreated patient population are very encouraging,” stated Jorge E. Cortes, M.D., Professor and Department Chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center. “Careful benefit-risk evaluation should guide the decision to initiate ponatinib therapy, particularly in patients who may be at increased risk for arterial thrombotic events. Ponatinib continues to be a valuable treatment option for patients with refractory CML and Ph+ ALL for whom the need and potential benefit outweigh the risk.”

Efficacy Update Following Prospective Dose-Reduction Recommendations
(Data from October 10, 2013 to October 6, 2014)

On October 10, 2013, following a partial clinical hold placed on new patient enrollment in ARIAD-sponsored trials of ponatinib, dose-reduction recommendations were provided by ARIAD to investigators for patients remaining on the trial. The following dose reductions were recommended, unless the benefit-risk analysis warranted treatment with a higher dose:

  CP-CML patients who already achieved a MCyR should have their dose reduced to 15 mg/day;
  CP-CML patients who had not already achieved MCyR should have their dose reduced to 30 mg/day; and,
  Advanced-phase patients should have their dose reduced to 30 mg/day.

Now, with approximately one year of follow-up after these recommendations, the rate of maintenance of response overall in CP-CML is high -- whether or not patients underwent prospective dose reductions.

  Of the 64 patients who were in MCyR at the time of dose reductions, 61 patients (95%) maintained their response at 1 year following dose reduction to either 30 mg or 15 mg.
  Of the 47 patients who were in MMR at the time of dose reductions, 44 patients (94%) maintained their response at 1 year following dose reduction to either 30 mg or 15 mg.
  42 patients in MCyR did not undergo any dose reductions (the majority of which were already at a reduced dose of 30 mg or 15 mg as of October 10, 2013); of these, 39 patients (93%) maintained MCyR after 1 more year of ponatinib treatment.

Safety Update Following Prospective Dose-Reduction Recommendations (Data from October 10, 2013 to October 6, 2014)

  Of the patients who underwent prospective dose reduction, 5 of 70 patients (7%) without prior events had a new arterial thrombotic event during the twelve-month interval following prospective dose reduction.
  Of the patients who did not undergo prospective dose reduction, 7 of 67 patients (10%) without prior events had a new arterial thrombotic event in the same time interval.

“These data show that the majority of patients in the PACE trial retained response, even when lowering the daily dose of Iclusig,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “The safety and efficacy of Iclusig at starting doses lower than 45 mg will be studied in a randomized trial set to begin next year.”

About Iclusig® (ponatinib) tablets

Iclusig is approved in the U.S., EU, Australia and Switzerland.

In the US, Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to updated clinical data for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-620-4888
Liza.heapes@ariad.com